  Exhibit 99.d5

AMENDMENT NO. 1 TO THE SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 TO THE SUB-ADVISORY AGREEMENT, dated as of March 1, 2020 (the “Amendment”), is made among GUIDESTONE FUNDS, a Delaware statutory trust (“Trust”), GUIDESTONE CAPITAL MANAGEMENT, LLC, a limited liability company organized under the laws of the State of Texas (“Adviser”), and BlackRock Financial Management, Inc., a registered investment adviser organized under the laws of the State of Delaware (“Sub-Adviser”).

WHEREAS, the Adviser, the Trust and the Sub-Adviser entered into a Sub-Advisory Agreement dated as of September 13, 2005, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide investment advisory services to the Low-Duration Bond Fund (the “Fund”), a series of the Trust; and

WHEREAS, the Adviser, the Trust and the Sub-Adviser desire to amend the Agreement as set forth herein in accordance with Section 17 of the Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Section 3 of the Agreement shall be amended to add the following:

(i)

The Sub-Adviser is permitted to use affiliates and persons employed by affiliates, including foreign affiliates, of the Sub-Adviser to provide, or assist in providing, discretionary or non-discretionary investment advisory services under the Agreement to the extent not prohibited by, or inconsistent with, applicable law, including the requirements of the 1940 Act and Advisers Act, the rules thereunder, and relevant positions of the SEC and its staff. The Sub-Adviser will be responsible under the Agreement for any action taken by such person on behalf of the Sub-Adviser in assisting the Sub-Adviser under the Agreement to the same extent as if the Sub-Adviser had taken such action directly. All fees and/or other compensation payable to such an affiliate shall be the sole responsibility of the Sub-Adviser and neither the Fund nor the Adviser shall have any obligation to pay any fee or compensation to such affiliate. To the extent the Sub-Adviser utilizes the services of an affiliate to provide, or assist in providing, discretionary investment advisory services under this Section 3(i), it will provide the Adviser and the Fund with 30 days’ advance written notice, which will include the identity of the affiliate and such other information reasonably requested by the Adviser or the Fund.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

4.	This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the day and year first written above.

GUIDESTONE FUNDS - LOW-DURATION BOND FUND 5005 Lyndon B. Johnson Freeway Suite 2200 Dallas, Texas 75244
Attest
By:		By:
Name:	Melanie Childers	Name:	John R. Jones
Title:	Vice President – Fund Operations	Title:	President

GUIDESTONE CAPITAL MANAGEMENT, LLC 5005 Lyndon B. Johnson Freeway Suite 2200 Dallas, Texas 75244
Attest
By:		By:
Name:	Matt L. Peden	Name:	David S. Spika
Title:	Vice President and	Title:	President
Chief Investment Officer

BLACKROCK FINANCIAL MANAGEMENT, INC. 55 East 52nd Street New York, New York 10055
Attest
By:	By:
Name:	Name:
Title:	Title: